Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Graphic Packaging International Corporation of our report dated February 12, 2002, except as to Note 7, which is as of February 28, 2002 and Note 20, which is as of April 8, 2002 and Note 2, which is as of May 28, 2002 relating to the financial statements and financial statement schedules of Graphic Packing International Corporation, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” and in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Denver, Colorado
May 28, 2002